QUAKER CITY BANCORP, INC.
COMPUTATION OF EARNINGS PER SHARE




                                                                           THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                                MARCH 31,                  MARCH 31,
                                                                                  1997                       1997
                                                                                  ----                       ----

A      Average Common Shares Outstanding                                           3,522,702                 3,517,119
                                                                         -------------------         -----------------

       Common Share Equivalents:
B      Average Stock Options Outstanding                                             307,183                   327,050
                                                                         -------------------         -----------------
C      Average Option Exercise Price                                              $     7.50                $     7.50
                                                                         -------------------         -----------------
D      Exercise Proceeds [ B x C ]                                                $2,303,873                $2,452,875
                                                                         -------------------         -----------------

E      Average Market Price in Period                                             $    18.76                $    16.52
                                                                         -------------------         -----------------
F      Shares Repurchased At Market Price [ D / E ]                                  122,808                   148,479
                                                                         -------------------         -----------------
G      Increase in Common Shares [ B - F ]                                           184,375                   178,571
                                                                         -------------------         -----------------
H      Shares Outstanding and Equivalents [ A + G ]                                3,707,077                 3,695,690
                                                                         ===================         =================

I      Net earnings for Period                                                    $1,339,000                $1,331,000
                                                                         ===================         =================

       Earnings Per Share [ I /H ]                                                $     0.36                $     0.36
                                                                         ===================         =================

       Market Price at end of period                                                                        $    19.50
                                                                                                     =================




                                  EXHIBIT 11.1